EXHIBIT 11.1

                         HYPERMEDIA COMMUNICATIONS, INC.

              COMPUTATION OF NET LOSS PER SHARE, BASIC AND DILUTED


                                                 Year Ended December 31,
                                        ---------------------------------------
                                            1999         1998          1997
                                        -----------   -----------   -----------

Net loss                                $(4,459,000)  $(2,826,000)  $  (886,000)
                                        ===========   ===========   ===========

Weighted average shares outstanding:
 Common Stock                             3,200,137     3,200,137     3,185,043
 Preferred Stock                                 --            --            --
 Common stock equivalents from
  options and warrants                           --            --            --
                                        -----------   -----------   -----------

Weighted average shares                   3,200,137     3,200,137     3,185,043
                                        ===========   ===========   ===========

Net loss per share, basic and diluted   $     (1.39)  $     (0.88)  $     (0.28)
                                        ===========   ===========   ===========